UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

McMoRan Exploration Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders
Information about Attending the Annual Meeting
Questions and Answers about the Proxy Materials, Annual Meeting and Voting
Stockholder Proposals
Corporate Governance
Director Compensation
Election of Directors
Information About Director Nominees
Stock Ownership of Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Ownership of Certain Beneficial Owners
Executive Officer Compensation
Compensation Discussion and Analysis
Corporate Personnel Committee Report On Executive Compensation
Executive Compensation Tables
Retirement Benefit Programs
Potential Payments upon Termination or Change of Control
Equity Compensation Plan Information
Audit Committee Report
Independent Auditor
Selection and Ratification of the Independent Auditor
Certain Transactions

Notice of Annual Meeting of Stockholders

June 11, 2009

April 22, 2009

Date:	Thursday, June 11, 2009

Time:	11:30 a.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	• To elect seven directors,

• To ratify the appointment of our independent auditor, and

• To transact such other business as may properly come before the meeting.

Record Date:	Close of business on April 14, 2009

Your vote is important. Whether or not you plan to attend the meeting, please promptly submit your vote online or complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation is appreciated.

By Order of the Board of Directors.
NANCY D. PARMELEE
Senior Vice President, Chief Financial
Officer & Secretary

Information about Attending the Annual Meeting

Only stockholders of record on the record date are entitled to notice of and to vote at our annual meeting. If you plan to attend the meeting in person, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you beneficially owned McMoRan Exploration Co. stock on the record date or (b) an account statement showing that you beneficially owned McMoRan Exploration Co. stock on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2009.

This proxy statement and the 2008 annual report are available at
www.proxymaterial.com/mmr

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112

The 2008 Annual Report to Stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April 22, 2009.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2009 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 14, 2009, the record date for the annual meeting, which entitles you to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being made available to stockholders beginning April 22, 2009. We have made these materials available to you on the internet, and in some cases, have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules recently adopted by the Securities and Exchange Commission, we may furnish proxy materials, including this proxy statement and our 2008 Annual Report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice will instruct you as to how you may access and review the proxy materials on the internet. The notice also instructs you as to how you may submit your vote via the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

The annual meeting will be held at 11:30 a.m. Eastern Time on Thursday, June 11, 2009, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

Who is soliciting my proxy?

Our board of directors is soliciting your proxy to vote on all matters scheduled to come before the 2009 annual meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by casting your vote via the internet, you are authorizing the proxy holders to vote your shares at our annual meeting as you have instructed.

On what will I be voting? How does the board of directors recommend that I cast my vote?

At the annual meeting, our stockholders will be asked to elect our director nominees, ratify the appointment of our independent auditor and consider any other matter that properly comes before the meeting.

The board of directors unanimously recommends that you vote:

•	FOR all of the director nominees; and

•	FOR the ratification of the appointment of our independent auditor.

We do not expect any matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on April 14, 2009, the record date.

How many votes can be cast by all stockholders?

As of the record date, we had 70,479,840 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Our by-laws provide that a majority of our outstanding shares of common stock entitled to vote, whether in person or represented by proxy, constitutes a quorum necessary to properly convene a meeting of our stockholders. The inspector of election will determine whether a quorum exists. Shares of our common stock present at the annual meeting that abstain from voting, that are the subject of broker non-votes, or for which voting authority is withheld will be counted as present for purposes of determining the existence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with BNY Mellon Shareowner Services, our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been made available to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been made available to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or internet.

If my shares are held in street name, what happens if I do not vote? How are broker non-votes counted?

If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote.

Rules of the New York Stock Exchange (NYSE) determine whether proposals presented at the stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, the NYSE provides brokerage firms with authority to vote on the proposal without receiving voting instructions from their clients. “Broker non-votes” occur when your shares are represented at the meeting by a broker, bank or other nominee, but with respect to which you have not instructed your broker, bank or nominee on how to vote on a non-discretionary proposal.

Under NYSE rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the election of directors and the ratification of the appointment of the independent auditor. Broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of the matters to be presented at the meeting. Broker non-votes will be considered present at the annual meeting for purposes of determining the existence of a quorum.

What vote is required to approve each item?

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), the directors will be elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote on such matters, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Abstentions as to all such matters to come before the annual meeting will be counted as votes against those matters. Broker non-votes will have no effect on the voting calculations for the election of directors or the ratification of our independent auditor.

How do I vote?

If your shares are registered in your name (and not held through a broker, bank or other institution), there are two ways to vote: by internet or by mail. Your vote authorizes each of James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk, as proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•	Vote by Internet — http://www.ivselection.com/explor09

•	Use the internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern time) on June 10, 2009.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the annual meeting. If you vote by internet, please do not mail your proxy card.

If your shares are held in street name (through a broker, bank or other institution), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other institution to determine whether you will be able to vote electronically using the internet or the telephone.

If you hold shares of our common stock through our Employee Capital Accumulation Program (ECAP), you may only vote your shares by mail. Mark, sign and date your proxy card and return it in the postage-paid envelope provided to you.

Can I change my vote?

Yes. Your proxy can be revoked or changed at any time before it is voted by notice in writing to our corporate secretary, by our timely receipt of another proxy with a later date or by voting in person at the annual meeting.

What if I don’t vote for a proposal?

If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify. If your shares are registered in your name (and not held through a broker, bank or other institution) and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board of directors, as provided above. If your shares are held in street name (through a broker, bank or other institution), and you do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares in the manner they choose with respect to the election of directors and the ratification of our independent auditor.

Who pays for soliciting proxies?

We pay all expenses of soliciting proxies for the annual meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $6,500 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, e-mail, personal interview or other means.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112 by December 23, 2009.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by February 11, 2010, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary, or access our by-laws on our web site at www.mcmoran.com under About Us — Corporate Governance. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

Our corporate governance guidelines and our ethics and business conduct policy are available at www.mcmoran.com under About Us — Corporate Governance and are available in print upon request. We intend to post promptly on that website amendments to or waivers, if any, from our ethics and business conduct policy made with respect to any of our directors and executive officers.

Board Structure and Committee Composition

As of the date of this proxy statement, our board consists of seven members. We also have three advisory directors who do not vote. Our board held five regular meetings and one special meeting during 2008. In accordance with our corporate governance guidelines, the non-management directors met in executive session at the end of each regular board meeting. The presiding director for executive session meetings rotates among the chairpersons of the three standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.

Our board has three standing committees: an audit committee, a corporate personnel committee and a nominating and corporate governance committee. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site at www.mcmoran.com under About Us — Corporate Governance and are available in print upon request. During 2008, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Adkerson attended the last annual meeting of stockholders.

			Meetings
Audit Committee Members	Functions of the Committee		in 2008

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr. Suzanne T. Mestayer	•	please refer to “Audit Committee Report”	5

Corporate Personnel			Meetings
Committee Members	Functions of the Committee		in 2008

H. Devon Graham, Jr., Chairman Suzanne T. Mestayer	•	determines the compensation of our executive officers	3
	•	administers our annual performance incentive and stock incentive plans
	•	please refer to “Corporate Personnel Committee Procedures”

Nominating and Corporate			Meetings
Governance Committee Members	Functions of the Committee		in 2008

Gerald J. Ford, Chairman H. Devon Graham, Jr.	•	nominates individuals to stand for election or re-election as directors	2
	•	considers recommendations by our stockholders of potential nominees for election as directors
	•	conducts annual board and committee evaluations
	•	makes recommendations to our board concerning the structure of our board and corporate governance matters
	•	oversees the form and amount of director compensation

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for executive officers, evaluate the performance of the executive officers, and make awards to executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to an executive officer. The committee annually recommends to the board the slate of officers for the company and periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions. The committee also periodically evaluates the performance of our executive officers.

If stock options or other equity awards are granted in a given year, the committee’s policy is that such regular annual equity awards are granted at its first or second meeting of each fiscal year, and that to the extent the committee approves any awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade. Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately five months in advance, and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year.

The terms of our stock incentive plans provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plans the fair market value of our common stock will be determined by reference to the closing sale price on the grant date. In addition, our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended. Our current equity grant policy provides that each co-chairman of the board has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 10,000 shares of common stock;
•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;
•	The exercise price of any options granted may not be less than the fair market value of our common stock on the grant date; and
•	The officer must report any such grants to the committee at its next meeting.

Please refer to “Compensation Discussion and Analysis” for more information regarding the stock option grants made by the committee to our named executive officers.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Mr. Graham and Ms. Mestayer. In 2008, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Day, Ford and Graham, and Ms. Mestayer has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the New York Stock Exchange (NYSE) director independence standards, as currently in effect. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee made a recommendation to the board that each of these four directors be considered independent, which the board approved.

Further, the board has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which adopt the heightened statutory and NYSE independence standards applicable to audit committee members. In addition, the board has determined that each member of the audit committee, Messrs. Day, Ford and Graham and Ms. Mestayer, qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (SEC).

Consideration of Director Nominees

In evaluating nominees for membership on the board, the nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The committee evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas.

Our nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, the nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than February 11, 2010. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2010 annual meeting or 10 days following the public announcement of the date of the 2010 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: McMoRan Exploration Co., Attn: Board of Directors or the name of the individual director or directors, 1615 Poydras Street, New Orleans, Louisiana 70112. The company will forward the communication to the appropriate directors.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties to the company as well as the skill-level required by the company to be an effective member of the board. The form and amount of director compensation is reviewed by the nominating and corporate governance committee, which makes recommendations to the full board.

During 2008, the nominating and corporate governance committee retained an independent consultant to review non-management director compensation, which had been at the same level since April 2003. Based on the independent consultant’s findings, the nominating and corporate governance committee recommended, and the board of directors approved, an increase in non-management directors’ compensation effective May 1, 2008, as reflected in the Director Compensation table below.

Cash Compensation

Effective May 1, 2008, each non-management director and advisory director receives an annual fee of $40,000. Committee chairs receive an additional annual fee as follows: audit committee, $12,000; corporate personnel committee and nominating and corporate governance committee, $6,000. Each non-management director and each advisory director receives a fee of $1,500 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Each management director also receives a fee of $1,500 for attending each board meeting. The compensation of each of Messrs. Moffett and Adkerson, the Co-Chairmen of the Board, is reflected in the “Summary Compensation Table” below.

Equity-Based Compensation

Non-management directors and advisory directors also receive equity-based compensation under the 2004 Director Compensation Plan (the 2004 Plan) and the 2008 Stock Incentive Plan (the 2008 Plan), both of which were approved by our stockholders. Under the 2004 Plan, each non-management director and advisory director receives an annual grant of options to acquire 3,500 shares of our common stock on June 1st of each year. In addition, the 2008 Plan authorizes the nominating and corporate governance committee to make additional equity grants to our non-management directors and advisory directors at its discretion. Pursuant to this authority, in 2008 the committee granted each non-management director and advisory director options to acquire an additional 1,500 shares of our common stock and 2,500 restricted stock units. These grants will also be made on June 1st of each subsequent year, unless the committee determines otherwise. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The restricted stock units also vest ratably over the first four anniversaries of the grant date. Each restricted stock unit entitles the director to receive one share of our common stock upon vesting. To the extent dividends are paid on our common stock in the future, dividend equivalents will accrue on the restricted stock units on the same basis as dividends will be paid on our common stock and will include market rate interest. The dividend equivalents will only be paid upon vesting of the shares of our common stock. The plans also provide for a pro rata grant of options to a director upon his or her initial election to the board other than at an annual meeting.

The 2004 Plan provides that participants may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. The 2004 Plan further provides that participants may elect to defer all or a portion of their annual fee and meeting fees, and that such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for details regarding participation in these programs by our directors.

On June 1, 2008, each non-management director and advisory director was granted an option to purchase 3,500 shares of our common stock at a grant price of $31.92 in accordance with the 2004 Plan, and an option to purchase 1,500 shares of our common stock at a grant price of $31.92 and 2,500 restricted stock units under the 2008 Plan. The awards under the 2008 Plan became effective upon approval of the Plan by our stockholders on June 5, 2008.

2008 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2008. The amounts included in the “Stock Awards” and “Option Awards” columns reflect the expenses recorded by the company pursuant to FAS 123(R), and do not necessarily equate to the income that will ultimately be realized by the director for these awards.

Director Compensation

	Fees
	Earned
	or Paid	Stock	Option	All Other
Name of Director	in Cash(1)	Awards(2)	Awards(2)	Compensation(3)	Total

Robert A. Day	$51,667	$12,542	$44,528	$—	$108,737
Gerald J. Ford	52,333	12,542	44,528	—	109,403
H. Devon Graham, Jr.	55,833	12,542	66,846	—	135,221
Suzanne T. Mestayer	49,167	12,542	24,302	—	86,011
B. M. Rankin, Jr.	39,167	12,542	66,846	100,009	218,564
J. Taylor Wharton(4)	39,167	12,542	66,846	—	118,555

(1)	In accordance with our 2004 Plan, each of Mr. Ford and Ms. Mestayer elected to receive an equivalent number of shares of our common stock in lieu of 100% of his/her annual fee. The amounts reflected include the fees used to purchase shares of our common stock.

(2)	Amounts reflect the compensation cost recognized for stock awards (restricted stock units or RSUs) and option awards (options) in accordance with FAS 123(R). RSU awards are valued on the date of grant at the closing sale price per share of our common stock. For additional information relating to the assumptions made by us in valuing the option awards made to our directors in fiscal years 2004 through 2008, refer to Notes 1 and 13 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and Note 1 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

On June 1, 2008, each non-management director was granted options to purchase an aggregate 5,000 shares of our common stock and 2,500 restricted stock units. Of the options that were granted, 3,500 had a grant date fair value of $17.26 per option and the remaining 1,500, which were not effective until the 2008 Plan was approved by our stockholders on June 5, 2008, had a grant date fair value of $19.24 per option. In addition, the grant of 2,500 restricted stock units became effective on June 5, 2008 and had a grant date fair value of $34.40 per unit.

As of December 31, 2008, each director had the following number of options outstanding: Mr. Day, 26,500; Mr. Ford, 26,500; Mr. Graham, 25,500; Ms. Mestayer 10,250; Mr. Rankin, 19,125; Mr. Wharton, 25,500. As of December 31, 2008, each director had 2,500 restricted stock units outstanding.

(3)	Includes $100,009 in consulting fees received by Mr. Rankin and allocated to us pursuant to a consulting arrangement. Please refer to the section titled “Certain Transactions.”

(4)	Effective January 11, 2008, Mr. Wharton resigned as a member of our board, including as a member of the corporate personnel committee, and was appointed to serve as an advisory director of the company. The amounts included in the table above reflect compensation received as both a director and as an advisory director of the company.

Election of Directors

Our board of directors has fixed the number of directors at seven. The terms of all of our directors expire at the 2009 annual meeting of stockholders. Our board has nominated each of Messrs. Adkerson, Day, Ford, Graham, Moffett and Rankin and Ms. Mestayer to serve a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Under our by-laws, in an uncontested election, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the seven director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. The nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days after the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Information About Director Nominees

The table below provides certain information as of April 14, 2009, with respect to each director nominee. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The year in the “Year First Elected a Director” column includes the period that the person served as a director of McMoRan Oil & Gas Co., a predecessor of the company.

			Year First
Name of Director		Principal Occupations, Other Public Directorships	Elected a
Nominee	Age	and Positions with the Company	Director

Richard C. Adkerson	62	Co-Chairman of the Board of the Company. President and Chief Executive Officer of the Company until February 2004. President and Chief Executive Officer and a director of Freeport-McMoRan Copper & Gold Inc. (FCX), a mining company.	1994

Robert A. Day	65	Chairman of the Board and Chief Executive Officer of Trust Company of the West, an investment management company. Chairman of the Board of TCW Group, a registered investment management company. Chairman of Oakmont Corporation, a registered investment advisor. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Société Générale and FCX.	1994

Gerald J. Ford	64	Chairman of the Board of Diamond-A Ford Corp. General Partner of Flexpoint-Ford Fund II, a private equity firm. Former Chairman of the Board and Chief Executive Officer of California Federal Bank, a Federal Savings Bank, which merged with Citigroup Inc. in 2002. Director of FCX, First Acceptance Corporation, Hilltop Holdings Inc. and Scientific Games Corporation.	1998

H. Devon Graham, Jr.	74	President of R. E. Smith Interests, an asset management company. Director of FCX.	1999

			Year First
Name of Director		Principal Occupations, Other Public Directorships	Elected a
Nominee	Age	and Positions with the Company	Director

Suzanne T. Mestayer	56	Managing Member — Advisean Partners, L.L.C., a private investment and business consultation company. Former President — New Orleans Market, Regions Bank (formerly AmSouth Bank) from 2000 to 2008.	2007

James R. Moffett	70	Co-Chairman of the Board of the Company. Chairman of the Board of FCX.	1994

B. M. Rankin, Jr.	79	Private investor. Vice Chairman of the Board of the Company since 2001. Vice Chairman of the Board of FCX.	1994

Advisory Directors

In February 2004, the board established the position of advisory director to provide general policy advice as requested by the board. The board appointed Gabrielle K. McDonald and Morrison C. Bethea as advisory directors, each of whom previously served as a director of the company. Judge McDonald’s principal occupation is serving as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Judge McDonald also serves as the Special Counsel on Human Rights to FCX. Dr. Bethea is a staff physician at Ochsner Foundation Hospital and Clinic in New Orleans, Louisiana, and is also a Clinical Professor of Surgery at the Tulane University Medical Center. In January 2008, J. Taylor Wharton resigned as a member of the board and was appointed to serve as an advisory director. Mr. Wharton is the retired Special Assistant to the President for Patient Affairs and professor of Gynecologic Oncology at The University of Texas M. D. Anderson Cancer Center.

Stock Ownership of Directors and Executive Officers

Unless otherwise indicated, (a) this table shows the amount of our common stock each of the directors and named executive officers beneficially owned as of April 14, 2009, and (b) all shares shown are held with sole voting and investment power, and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number of	Total
	Number of	Shares	Number of
	Shares Not	Subject to	Shares	Percent
	Subject to	Exercisable	Beneficially	of
Name of Beneficial Owner	Options	Options(1)	Owned	Class(2)

Richard C. Adkerson(3)	242,536	2,060,000	2,302,536	3.17%
Robert A. Day(4)	1,003,405	20,125	1,023,530	1.45%
Gerald J. Ford	1,892,146	20,125	1,912,271	2.71%
H. Devon Graham, Jr.	2,000	19,125	21,125	*
Glenn A. Kleinert	335	226,875	227,210	*
Suzanne T. Mestayer	11,377	3,875	15,252	*
James R. Moffett(5)	4,035,404	3,175,000	7,210,404	9.73%
C. Howard Murrish(6)	190,256	512,500	702,757	*
Nancy D. Parmelee	4,069	215,000	219,069	*
B. M. Rankin, Jr.(7)	585,462	12,750	598,212	*
Directors and executive officers as a group (12 persons)(8)	8,235,590	6,746,875	14,982,465	19.26%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired within sixty days of the record date upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Based on 70,479,840 shares of our common stock outstanding as of April 14, 2009.

(3)	Includes (a) 147 shares of our common stock held in his individual retirement account (IRA), (b) 33,602 shares issuable upon conversion of 5,000 shares of our 6.75% mandatory convertible preferred stock and (c) 33,908 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. The economic value of 861,250 of the exercisable stock options has been transferred pursuant to a partition agreement.

(4)	Includes 47,096 shares held by Mr. Day’s spouse, as to which he disclaims beneficial ownership.

(5)	Includes (a) 3,564,116 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, (b) 860 shares held by Mr. Moffett’s spouse, as to which he disclaims beneficial ownership and (c) 470,428 shares issuable upon conversion of 70,000 shares of our 6.75% mandatory convertible preferred stock. Mr. Moffett’s address is 1615 Poydras Street, New Orleans, Louisiana 70112.

(6)	Includes (a) 3,293 shares held in Mr. Murrish’s IRA, (b) 412 shares held in his spouse’s IRA, (c) 32,395 shares held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (d) 694 shares held by Mr. Murrish as a custodian for one of his sons and (e) 450 shares held by Mr. Murrish as custodian for his grandson.

(7)	Includes (a) 567,889 shares held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner, (b) 4,500 shares held by Mr. Rankin as trustee of a trust for the benefit of his grandson and (c) 2,000 shares held by Mr. Rankin as trustee of a trust for the benefit of his granddaughter.

(8)	Includes (a) 15,481 shares held in an executive officer’s IRA, (b) 1,201 shares held in an IRA of the spouse of an executive officer, (c) 4,395 shares held by an executive officer as president of a charitable foundation as to which he disclaims beneficial ownership, (d) 30,036 shares held for the benefit of trusts with respect to which an executive officer, as trustee, has sole voting and investment power but as to which he disclaims beneficial ownership, (e) 40,322 shares issuable upon conversion of 6,000 shares of our 6.75% mandatory convertible preferred stock held by an executive officer and (f) 3,526 shares held by an executive officer as pledgee, as to which he disclaims beneficial ownership. The total number of shares beneficially owned by directors and officers as a group does not include 25,000 restricted stock units held by an executive officer that have vested, but the receipt of which has been deferred.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2008, and written representations from certain reporting persons that no Forms 5 were required, we believe that all required reports were timely filed.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, this table shows the owners of more than 5% of our outstanding common stock other than Mr. Moffett, whose beneficial ownership is reflected in the table in the section titled “Stock Ownership of Directors and Executive Officers.” Unless otherwise indicated, all information is presented as of December 31, 2008, and all shares beneficially owned are held with sole voting and investment power.

		Shares Issuable
		upon Conversion	Total Number of		Percent of
		of Convertible	Shares Beneficially		Outstanding
Name and Address of Person	Shares	Securities(1)	Owned		Shares(2)

Alpine Capital, L.P.
The Anne T. and Robert M. Bass Foundation
Keystone Group, L.P.	5,120,843	—	5,120,843	(3)	7.3%
201 Main Street, Suite 3100 Fort Worth, TX 76102

Credit Suisse	88,157	6,387,068	6,480,225	(4)	8.4%
Uetlibergstrasse 231 P.O. Box 900, CH 8070 Zurich, Switzerland

Iridian Asset Management LLC	3,657,058	—	3,657,058	(5)	5.2%
276 Post Road West Westport, CT 06880

Wells Fargo & Company	6,041,523	—	6,041,523	(6)	8.6%
420 Montgomery Street San Francisco, CA 94104

(1)	We have two securities outstanding that are convertible into our common stock: our 6.75% mandatory convertible preferred stock and our 5 1/4% convertible senior notes due 2011.

(2)	In accordance with SEC rules, in calculating the percentage for each beneficial owner, we added to the 70,473,074 shares outstanding as of December 31, 2008, the number of shares of common stock issuable upon the conversion or exercise of convertible securities, warrants and options held by that beneficial owner. For purposes of calculating each of these percentages, we did not assume the conversion or exercise of any of the other beneficial owners’ convertible securities, warrants or options.

(3)	Based on an amended Schedule 13D filed jointly by Alpine Capital, L.P., Algenpar, Inc., Keystone Group, L.P. and others with the SEC on August 13, 2007. According to the Schedule 13D, (a) Alpine Capital, L.P. beneficially owns 3,447,498 shares and Mr. J. Taylor Crandall, as the sole stockholder of Algenpar, Inc., and Algenpar, Inc. as the general partner of Alpine Capital, L.P., have sole voting and investment power with respect to the shares beneficially owned by Alpine Capital, L.P., (b) The Anne T. and Robert M. Bass Foundation beneficially owns 851,354 shares and Mr. Crandall, Mr. Robert M. Bass and Ms. Anne T. Bass, as directors of The Anne T. and Robert M. Bass Foundation, share voting and investment power with respect to shares owned by The Anne T. and Robert M. Bass Foundation, and (c) Keystone Group, L.P. beneficially owns 821,991 shares and Stratton R. Heath III, as the President and sole member of Keystone Manager, LLC, and Keystone Manager, LLC, as the manager of Keystone MGP, LLC, and Keystone MGP, LLC, as the managing general partner of Keystone Group, L.P., have sole voting and investment power with respect to the shares owned by Keystone Group, L.P.

(4)	Based on a Schedule 13G filed by Credit Suisse on February 17, 2009 on behalf of its subsidiaries to the extent that they constitute the Investment Banking division, the Alternative Investments business within the Asset Management division and the U.S. private client services business within the Private Banking division. The Schedule 13G reports that Credit Suisse shares voting power over 6,480,180 of the shares beneficially owned and investment power over 6,480,225 of the shares beneficially owned. A Form 13F-HR filed by Credit Suisse on February 17, 2009, indicates an aggregate ownership of 88,157 shares of common stock and 791,998 shares of 6.75% mandatory convertible preferred stock.

(5)	Based on an amended Schedule 13G filed with the SEC on February 4, 2009 by and on behalf of Iridian Asset Management LLC, The Governor and Company of the Bank of Ireland, BIAM Holdings, BancIreland (US) Holdings, Inc. and BIAM (US) Inc. (the “Iridian Affiliates”). According to the Schedule 13G, the Iridian Affiliates beneficially own in the aggregate 3,657,058 shares. BIAM (US) Inc., as the controlling member of Iridian Asset Management LLC, BancIreland (US) Holdings, Inc., as the sole shareholder of BIAM (US) Inc., BIAM Holdings, as the sole shareholder of BancIreland (US) Holdings, Inc., and The Governor and Company of the Bank of Ireland, as the sole shareholder of BIAM Holdings, share voting and investment power with respect to these shares. The Governor and Company of the Bank of Ireland and BIAM Holdings are located at Head Office, Lower Baggot Street, Dublin 2, Ireland and BancIreland (US) Holdings, Inc. and BIAM (US) Inc. are located at Liberty Park #15, 282 Route 101, Amherst, New Hampshire 03110.

(6)	Based on an amended Schedule 13G filed with the SEC on January 23, 2009 by Wells Fargo & Company on its own behalf and on behalf of its subsidiaries identified therein. The aggregate beneficial ownership reported by Wells Fargo & Company in the Schedule 13G is on a consolidated basis and includes any beneficial ownership separately reported by Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, both subsidiaries of Wells Fargo & Company. According to the Schedule 13G, Wells Fargo & Company has (a) sole voting power over 5,980,755 of the shares and shares voting power over 275 of the shares, and (b) sole investment power over 5,983,212 of the shares and shares investment power over 5,431 of the shares. Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC are located at 525 Market Street, San Francisco, CA 94105.

Executive Officer Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the corporate personnel committee’s (the committee’s) determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the “Summary Compensation Table” below (the named executive officers).

The committee determines the compensation of our executive officers and administers our annual performance incentive and stock incentive plans. Our company’s core compensation goals are to:

•	pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results,

•	tie executive compensation to the interests of stockholders, and

•	provide a competitive level of total compensation that will attract, retain, and motivate talented executives.

Compensation Philosophy

The committee does not apply “hard metrics” to its decisions regarding executive compensation. The committee’s decisions regarding salary levels, bonus awards, and equity grant amounts (made in the form of stock options) reflect the committee’s views as to the broad scope of responsibilities of our executive officers and the committee’s subjective assessment of their impact on the company’s overall success.

Our company is managed jointly by Messrs. Moffett and Adkerson, who serve as co-chairmen of the board, and by Mr. Kleinert, who serves as our president and chief executive officer. Each concentrates on a different aspect of our operations and development, with Mr. Moffett guiding the company’s exploration activities and overall business strategy, Mr. Adkerson focusing on financial and administrative activities and financial strategy, and Mr. Kleinert responsible for executive management functions.

The structure of our executive compensation program also supports our company’s view that compensation for our most senior executives should be closely tied to the creation of stockholder value and that such compensation should be designed to minimize cash requirements, which has become even more critical in light of the current market conditions. Each year since 2002, in connection with our efforts to reduce overhead cash requirements, Messrs. Moffett and Adkerson have agreed to forgo all cash compensation in exchange for special annual stock option grants, as discussed under “Stock Options.” With respect to our other named executive officers, the committee believes that our balance of annual and long-term compensation elements, and our use of stock options as a long-term performance vehicle, result in a compensation program that aligns our executives’ interests with those of our stockholders.

The committee does not factor into its decisions regarding executive compensation the gains received by our executive officers in connection with the exercise of stock options. The committee believes that to do so would be “double counting” compensation (i.e., first, when issued and second, when exercised). For example, many of the stock options received by Messrs. Moffett and Adkerson were voluntarily received in lieu of cash compensation. Because each undertakes a certain degree of risk and uncertainty in accepting a variable, performance-dependent award instead of cash, we believe it would be inappropriate to have the value of those awards upon exercise to affect future compensation decisions. The value of the stock options upon exercise is directly related to the appreciation in value of our common stock, which in turn we believe is directly affected by the efforts of our executive officers in managing our company. Further, a key purpose served by granting stock options to executives is to provide an incentive for them to manage the company in a way that focuses on increasing stockholder value over time. Accordingly, the committee has not taken realized gains on option exercises into account when making decisions regarding future compensation, nor did it revise its compensation or grant practices during years when our executives did not exercise any stock options.

The design of our current compensation program remains a product of a comprehensive analysis performed in 2004. Since that time, the committee has not formally evaluated peer companies or referred to benchmarks in order to set executive compensation levels or structures. We believe we are aware of and understand the compensation practices of our industry and the companies we compete with for talent, and have maintained an executive compensation program providing consistent levels and forms of compensation from year to year targeted to maintain and attract a talented executive team. Further, we believe our program supports our core compensation goals by linking a majority of executive compensation to company performance, both long-term and short-term, and provides a level of total compensation to each of our named executive officers that continues to be reasonable and appropriate. The committee consults with our co-chairmen of the board when reviewing the performance of and determining compensation for our executive officers other than our co-chairmen themselves. The committee last engaged a compensation consultant in 2006, and if the committee were to engage a compensation consultant in the future, such consultant would not be permitted to provide services to the company’s management.

Components of Executive Compensation

The company employs two of its named executive officers, Glenn A. Kleinert and C. Howard Murrish. The other named executive officers, Messrs. Moffett and Adkerson and Ms. Parmelee, provide services to the company through a services agreement between FM Services Company and the company, as discussed below in “Certain Transactions.” Executive officer compensation for 2008 included base salaries, annual incentive awards, and stock options. We also provide our executive officers, other than Messrs. Moffett and Adkerson, certain post-employment benefits and to a limited degree, certain perquisites described below. In addition, our executive officers, other than Messrs. Moffett and Adkerson, participate in benefit programs generally available to our employees, such as our 401(k) plan and health insurance plan.

Base Salaries

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to successfully manage our business. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical compensation. As part of their agreement with the company to forego cash compensation, Messrs. Moffett and Adkerson did not receive salaries in 2008, receiving instead the special stock option grants discussed in “Stock Options” below. With respect to our other executive officers, our goal is to allocate more compensation to the performance-dependent elements of the total compensation package, and we do not routinely provide base salary increases. Consequently, with the exception of Ms. Parmelee, the base salaries of our named executive officers have remained unchanged since 2005.

Annual Incentive Awards

Annual cash incentives are a variable component of compensation designed to reward our executives for maximizing annual operating and financial performance. Executive officers and certain managers of the company participate in our performance incentive awards program. Under the program, the annual award is established based on the participant’s level of responsibility after reviewing our operational and strategic accomplishments during the year. When determining the actual amounts awarded to participants for any year, the committee makes a subjective determination after considering company performance as measured by operational and financial accomplishments, overall market conditions and the co-chairmen’s assessment of individual performance.

Each of our named executive officers, other than Messrs. Moffett and Adkerson, received an annual incentive award for 2008 under our performance incentive awards program. As previously stated, Messrs. Moffett and Adkerson agreed to forego all cash compensation during 2008, including annual incentive awards, instead receiving special grants of stock options.

For 2008, the committee established an award pool for executive officers of $1.2 million, which represented a 14% decrease in the executive officer pool compared to the awards for 2007.

Stock Options

We grant long-term incentives in the form of stock options to the company’s executive officers. Stock options are a variable component of compensation intended to provide a significant potential value that reinforces the importance of creating value for our stockholders. The recent dramatic change in economic conditions including the significant drop in oil and natural gas prices have resulted in a significant decrease in our company’s stock price, which reached a high of over $35 in mid-2008 and fell to below $10 at year-end. As a result of this decline, the majority of the outstanding stock options held by our executives are currently out-of-the-money, some by significant margins, and the value of long-term incentives currently held by our executives has significantly declined. We have a longstanding commitment to not reprice stock options and do not intend to amend or exchange any of our outstanding options.

The committee continues to believe that stock options are an effective and appropriate long-term incentive for our executives in that their value is dependent on an increase in our share price and aligns the executives’ interests with those of our stockholders. In 2008, and most recently in February 2009, we made annual stock option grants to all of our executive officers, including our co-chairmen of the board. Stock option grant levels were based upon the position and level of responsibility of the individual, and have remained at relatively consistent levels for our named executive officers in recent years. These annual grants vest ratably on the first four anniversaries of the grant date, have a term of ten years and an exercise price equal to the fair market value of our common stock on the grant date. All of our outstanding stock option grants vest fully upon a change in control of the company.

In addition, we also made special grants of stock options to the co-chairmen in lieu of their 2008 cash compensation as discussed below.

Grants in lieu of Salary to Co-Chairmen of the Board.  Annually since 2002, Messrs. Moffett and Adkerson have each agreed to receive a special grant of stock options in lieu of cash compensation. On January 28, 2008, the committee granted 250,000 options to Mr. Moffett and 150,000 options to Mr. Adkerson, each option being fully exercisable, having a term of ten years and an exercise price of $15.04, the fair market value on the grant date. Neither executive received a base salary in 2008 or an annual incentive award from the company for 2008.

Messrs. Moffett and Adkerson also agreed to forego all cash compensation during 2009 in exchange for special stock option grants. Accordingly, on February 2, 2009, the committee granted 250,000 options to Mr. Moffett and 150,000 options to Mr. Adkerson, each option being fully exercisable, having a term of ten years and having an exercise price of $6.44, the fair market value on the grant date. The number of options granted to each of our co-chairmen in connection with their agreements to forego cash compensation have been consistent for the last three years, although the grant date fair value of the award each year has fluctuated with the changes in our stock price. As noted above, we believe a grant of a set number of options is appropriate.

Post-Employment Compensation

In addition to the compensation received by the executive officers during 2008, we provide post-employment benefits to our executive officers through a 401(k) plan, which is available to all qualified employees, and a severance plan generally available to all company employees. We provide additional post-employment benefits to certain of our executives through a nonqualified defined contribution plan, as well as a separate supplemental retirement benefit for Ms. Parmelee. These programs are described below and in detail under the heading “Retirement Benefit Programs.”

Nonqualified Defined Contribution Plan and Discontinued Defined Benefit Program.  This plan has been in place since the company’s inception in 1998, providing those employees considered “highly compensated” under applicable IRS rules, including our executive officers, the ability to elect to defer up to 20% of their basic compensation in excess of the qualified plan limits. Under the plan, the company makes a contribution on behalf of a participant equal to 5% of the participant’s base salary in excess of the qualified plan limits, and an additional contribution as described below. We do not take into account income associated with option exercises when determining the company’s contributions. The 5% company contribution to the nonqualified plan noted above is based on the company’s contributions to its 401(k) plan (the qualified plan), which provides that participants will receive a company contribution equal to 100% of the participant’s contributions to the plan not to exceed 5% of the participant’s basic compensation. The purpose of the 5% company contribution in our nonqualified plan is to continue the 5% contribution found in the 401(k) plan on a participant’s basic compensation in excess of the qualified plan limits. The nonqualified defined contribution plan is unfunded.

We had a defined benefit program in place until June 30, 2000. To compensate for the discontinuance of benefit accruals under this plan, we decided that we prospectively would make an additional company contribution to our 401(k) plan participants equal to 4% of each participant’s pensionable compensation up to the applicable IRS limits, and also an additional company contribution of 4% of compensation in excess of such limits to participants in our nonqualified plan. Further, because participants in a pension plan accrue most of their benefits in the last 10 years of service, we decided that employees who met certain age and service requirements as of June 30, 2000 would receive an additional 6% company contribution, for a total of 10%, to both the qualified and nonqualified plans. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

Supplemental Retirement Benefit — Ms. Parmelee.  We have agreed to pay to Ms. Parmelee upon her retirement a supplemental nonqualified benefit. This unfunded arrangement is designed to provide her with a benefit that is roughly equal to the difference between what she actually receives under the qualified cash balance plan and what she would have received under its predecessor defined benefit plan had it not been frozen in 2000. The benefit under this arrangement is described under “Pension Benefits” below.

Perquisites and Other Personal Benefits

We also provide limited perquisites to our executive officers, namely through our Executive Services Program. This program provides for reimbursement to our executive officers and other senior managers for personal financial and tax advice, certain long-term care insurance premiums, and club memberships. We have historically offered our executives the benefits available under this program, which provide our executives with increased efficiencies in handling personal matters and promote their focus on company business. As reflected in the “Summary Compensation Table” below, to the extent any of our executives participate in this program, the benefits received are minimal compared to each executive’s total compensation.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the Code) limits a public company’s annual tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

The committee believes that the stock options qualify for the exclusion from the deduction limitation under Section 162(m). The committee believes that the remaining components of individual executive compensation for 2008 that do not qualify for an exclusion from Section 162(m) should not exceed $1 million and therefore will qualify for deductibility.

Corporate Personnel Committee Report On Executive Compensation

The corporate personnel committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee as of April 20, 2009:

H. Devon Graham, Jr., Chairman             Suzanne T. Mestayer

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers other than the chief executive officer and chief financial officer (collectively, the named executive officers). The amounts represented in the “Option Awards” column reflect the expense recorded by the company pursuant to FAS 123(R) and do not necessarily reflect the income that will ultimately be realized by the named executive officers for these awards.

2008 Summary Compensation Table

					Change in Pension
					Value and
					Nonqualified
					Deferred
Name and				Option	Compensation	All Other
Principal Position	Year	Salary(1)	Bonus	Awards(2)	Earnings(3)	Compensation(4)	Total

James R. Moffett	2008	$—	$—	$10,266,010	$—	$7,500	$10,273,510
Co-Chairman of the Board	2007	—	—	4,277,962	—	6,000	4,283,962
	2006	—	—	5,840,417	—	4,000	5,844,417

Richard C. Adkerson	2008	—	—	6,748,068	—	7,500	6,755,568
Co-Chairman of the Board	2007	—	—	2,963,667	—	6,000	2,969,667
	2006	—	—	4,124,740	—	4,000	4,128,740

Glenn A. Kleinert	2008	325,000	400,000	1,467,048	8,813	147,740	2,348,601
President & Chief	2007	325,000	500,000	1,014,640	7,131	101,331	1,948,102
Executive Officer	2006	325,000	400,000	943,103	5,689	81,486	1,755,278

C. Howard Murrish	2008	300,000	400,000	1,467,048	28,961	105,222	2,301,231
Executive Vice President	2007	300,000	475,000	1,014,640	9,259	94,311	1,893,210
	2006	300,000	400,000	943,103	7,718	74,958	1,725,779

Nancy D. Parmelee	2008	204,000	200,000	919,654	18,548	87,565	1,429,767
Senior Vice President,	2007	203,667	200,000	471,934	26,229	76,452	978,282
Chief Financial Officer & Secretary	2006	199,334	100,000	420,563	24,001	69,756	813,654

(1)	The co-chairmen, Messrs. Moffett and Adkerson, agreed to forego all cash compensation from the company since 2002, including during each of the three years ended December 31, 2008, 2007 and 2006. In lieu of cash compensation in 2008, the company granted to Messrs. Moffett and Adkerson 250,000 options and 150,000 options, respectively, at $15.04 per share, all of which were immediately exercisable upon grant and have a term of ten years. In lieu of cash compensation in 2007, the company granted to

Messrs. Moffett and Adkerson 250,000 options and 150,000 options, respectively, at $12.23 per share, all of which were immediately exercisable upon grant and have a term of ten years. In lieu of cash compensation in 2006, the company granted to Messrs. Moffett and Adkerson 300,000 options and 200,000 options, respectively, at $19.85 per share, all of which were immediately exercisable upon grant and have a term of ten years. In each of 2008, 2007 and 2006, the company also granted to Messrs. Moffett and Adkerson 200,000 options and 150,000 options, respectively, all of which vest ratably over four-year periods. See “Compensation Discussion and Analysis” for more information.

Messrs. Moffett and Adkerson and Ms. Parmelee also provide services to and receive compensation from FCX. Ms. Parmelee’s compensation is paid through an allocation arrangement under a services agreement with FM Services Company, a wholly owned subsidiary of FCX, under which 80% of Ms. Parmelee’s salary is allocated to us and 20% of Ms. Parmelee’s salary is allocated to FCX. Accordingly, the amounts reflected in the “Summary Compensation Table” represent only the portion allocated to us, unless otherwise stated.

(2)	The amounts reported in the “Option Awards” column reflect the compensation cost recognized for stock options granted to our named executive officers in 2008, 2007, 2006, 2005 and 2004 in accordance with FAS 123(R). For additional information relating to the assumptions made by us in calculating these amounts for awards made in 2008, 2007 and 2006, refer to Notes 1 and 13 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. For additional information relating to the assumptions made by us in calculating these amounts for awards made in 2005 and 2004, refer to Note 1 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect, for each named executive officer as applicable, the sum of (a) preferential nonqualified deferred compensation earnings and (b) changes in the actuarial present value of accumulated pension benefits as reflected in the table below. See the section titled “Retirement Benefits” for more information.

		Preferential
		Nonqualified	Change in Actuarial
		Deferred	Present Value of
		Compensation	Accumulated Pension
Name	Year	Earnings	Benefits	Total

Glenn A. Kleinert	2008	$8,813	$—	$8,813
	2007	7,131	—	7,131
C. Howard Murrish	2008	11,028	17,933	28,961
	2007	9,259	—	9,259
Nancy D. Parmelee	2008	8,302	10,246	18,548
	2007	6,672	19,557	26,229

(4)	The amounts reported in the “All Other Compensation” column for 2008 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and additional all other compensation required by the SEC rules to be separately quantified, including the amount of any tax reimbursements, amounts contributed by the company to defined contribution plans and the dollar value of life insurance premiums paid by the company. For Messrs. Moffett and Adkerson, the amounts reported include only director fees. For Messrs. Kleinert and Murrish and Ms. Parmelee, the amounts reported include (a) matching gifts under the matching gifts program, (b) personal financial and tax advice under the company’s program, (c) club memberships, (d) personal use of company security services, (e) relocation expenses in accordance with the company’s policy, (f) our payment of taxes in connection with certain benefits we provided, which will be discontinued for 2009, (g) our contributions to defined contribution plans and (h) our premium payments for universal life and personal excess liability insurance policies as reflected in the table below:

	Perquisites and Other Personal Benefits					Additional All Other Compensation
		Financial
	Matching	and Tax	Club		Relocation	Taxes	Plan	Insurance
Name	Gifts	Advice	Memberships	Security	Expenses	Paid	Contributions	Premiums
Mr. Kleinert	$8,500	$725	$1,602	$—	$37,240	$21,721	$73,750	$4,202
Mr. Murrish	11,450	10,000	—	1,200	—	9,539	68,100	4,933
Ms. Parmelee	4,880	8,256	1,626	—	—	7,800	63,464	1,539

Grants of Plan-Based Awards in Fiscal Year 2008

			All Other
			Option
			Awards:
			Number of		Exercise or	Grant Date
			Securities		Base Price	Fair Value
		Grant	Underlying		of Option	of Stock and
Name	Award Type	Date	Options(1)		Awards(2)	Option Awards

James R. Moffett	Options	1/28/08	250,000	(3)	$15.04	$6,352,500
	Options	1/28/08	200,000		15.04	5,014,000

Richard C. Adkerson	Options	1/28/08	150,000	(3)	15.04	3,811,500
	Options	1/28/08	150,000		15.04	3,760,500

Glenn A. Kleinert	Options	1/28/08	75,000		15.04	1,880,250

C. Howard Murrish	Options	1/28/08	75,000		15.04	1,880,250

Nancy D. Parmelee	Options	1/28/08	55,000		15.04	1,378,850

(1)	Unless otherwise noted, the stock options become exercisable in 25% increments over a four-year period and have a term of 10 years. The stock options are immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date.

(3)	These special stock option grants were granted to the co-chairmen of the company in exchange for their agreement to forgo all cash compensation during 2008. These stock options became exercisable immediately upon grant and have a term of ten years.

Outstanding Equity Awards at December 31, 2008

	Option Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	Price(2)	Date

James R. Moffett	50,000	—	$13.875	02/01/09
	50,000	—	22.125	11/02/09
	125,000	—	16.275	01/29/11
	125,000	—	6.170	01/28/12
	375,000	—	14.000	01/28/12
	325,000	—	7.515	02/03/13
	325,000	—	16.775	02/02/14
	450,000	50,000	16.645	01/31/15
	400,000	100,000	19.850	01/30/16
	300,000	150,000	12.230	01/29/17
	250,000	200,000	15.040	01/28/18

Richard C. Adkerson	50,000	—	13.875	02/01/09
	35,000	—	22.125	11/02/09
	100,000	—	16.275	01/29/11
	100,000	—	6.170	01/28/12
	200,000	—	14.000	01/28/12
	200,000	—	7.515	02/03/13
	200,000	—	16.775	02/02/14
	312,500	37,500	16.645	01/31/15
	275,000	75,000	19.850	01/30/16
	187,500	112,500	12.230	01/29/17
	150,000	150,000	15.040	01/28/18

Glenn A. Kleinert	75,000	—	16.775	02/02/14
	39,375	18,750	16.645	01/31/15
	37,500	37,500	19.850	01/30/16
	—	56,250	12.230	01/29/17
	—	75,000	15.040	01/28/18

C. Howard Murrish	25,000	—	13.875	02/01/09
	30,000	—	22.125	11/02/09
	75,000	—	16.275	01/29/11
	75,000	—	6.170	01/28/12
	70,000	—	7.515	02/03/13
	75,000	—	16.775	02/02/14
	56,250	18,750	16.645	01/31/15
	37,500	37,500	19.850	01/30/16
	18,750	56,250	12.230	01/29/17
	—	75,000	15.040	01/28/18

Nancy D. Parmelee	7,500	—	13.875	02/01/09
	25,000	—	22.125	11/02/09
	20,000	—	16.275	01/29/11
	25,000	—	6.170	01/28/12
	17,500	—	7.515	02/03/13
	35,000	—	16.775	02/02/14
	26,250	8,750	16.645	01/31/15
	17,500	17,500	19.850	01/30/16
	8,750	26,250	12.230	01/29/17
	—	55,000	15.040	01/28/18

(1)	Unless otherwise noted, the stock options become exercisable in 25% increments over a four-year period and have a term of 10 years, as reflected in the table below. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions. The co-chairmen, Messrs. Moffett and Adkerson, agreed to forego all cash compensation from the company during each of the three years ended December 31, 2008, 2007 and 2006. In lieu of cash compensation, the company granted the co-chairmen stock option grants that are immediately exercisable upon grant and have a term of ten years. These grants to the co-chairmen totaled 400,000 options at $15.04 per share in January 2008, 400,000 options at $12.23 per share in January 2007, and 500,000 options at $19.85 per share in January 2006.

Name	Options	Vesting Date

James R. Moffett	50,000	01/28/09
	50,000	01/29/09
	50,000	01/30/09
	50,000	01/31/09
	50,000	01/28/10
	50,000	01/29/10
	50,000	01/30/10
	50,000	01/28/11
	50,000	01/29/11
	50,000	01/28/12

Richard C. Adkerson	37,500	01/28/09
	37,500	01/29/09
	37,500	01/30/09
	37,500	01/31/09
	37,500	01/28/10
	37,500	01/29/10
	37,500	01/30/10
	37,500	01/28/11
	37,500	01/29/11
	37,500	01/28/12

Glenn A. Kleinert	18,750	01/28/09
	18,750	01/29/09
	18,750	01/30/09
	18,750	01/31/09
	18,750	01/28/10
	18,750	01/29/10
	18,750	01/30/10
	18,750	01/28/11
	18,750	01/29/11
	18,750	01/28/12

Name	Options	Vesting Date

C. Howard Murrish	18,750	01/28/09
	18,750	01/29/09
	18,750	01/30/09
	18,750	01/31/09
	18,750	01/28/10
	18,750	01/29/10
	18,750	01/30/10
	18,750	01/28/11
	18,750	01/29/11
	18,750	01/28/12

Nancy D. Parmelee	13,750	01/28/09
	8,750	01/29/09
	8,750	01/30/09
	8,750	01/31/09
	13,750	01/28/10
	8,750	01/29/10
	8,750	01/30/10
	13,750	01/28/11
	8,750	01/29/11
	13,750	01/28/12

(2)	Effective January 29, 2007, the corporate personnel committee of our board of directors amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Thus, the exercise price of the stock options expiring in January 2017 and thereafter was determined by reference to the closing price of our common stock on the grant date. Prior to that time, the exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

Option Exercises During 2008

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)

James R. Moffett	10,000	$21,775
Richard C. Adkerson	10,000	23,675
Glenn A. Kleinert	130,625	1,942,608
C. Howard Murrish	10,000	23,975
Nancy D. Parmelee	700	2,070

(1)	The amount realized is based on the difference between the closing sale price on the date of exercise and the exercise price of each option.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan.  We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as others. We amended the plan effective January 1, 2009, however the following describes the plan’s operations during 2008. Under the plan, certain highly compensated employees may elect to make contributions of up to 20% of their base salary. A participant may only defer under this plan after the participant defers the maximum amount permitted under the qualified plan in accordance with Internal Revenue Code limits. The company makes a contribution equal to 5% of the participant’s base salary above the qualified plan limit. In addition, the company also makes enhanced contributions equal to a minimum of 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Kleinert and Murrish and Ms. Parmelee) receiving an additional 6% contribution. Distribution is made in a lump sum as soon as practicable following separation from service or, if timely elected by the participant, on January 1 of the year following retirement; however, if a participant is a specified employee, as defined under Internal Revenue Code Section 409A, payment is not made earlier than the first business day that is six months after the participant’s separation from service or, if earlier, the date of death of the participant. The table below sets forth the unfunded balances under our nonqualified defined contribution plan as of December 31, 2008 for each named executive officer listed below. Messrs. Moffett and Adkerson participate in FCX’s nonqualified retirement benefit plan.

2008 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year(1)	Fiscal Year(2)	Fiscal Year(3)	Distributions	Year End(4)

Glenn A. Kleinert	$—	$43,250	$28,223	—	$452,872
C. Howard Murrish	6,500	37,600	45,028	—	778,115
Nancy D. Parmelee	—	39,064	50,196	—	801,794

(1)	The amounts reflected in this column are included in the “Salary” column for each named executive officer for 2008 reported in the “Summary Compensation Table.”

(2)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2008 in the “Summary Compensation Table,” although the “plan contributions” reflected in footnote 4 to that table also include contributions to the company’s 401(k) plan.

(3)	The aggregate earnings under the plan were determined as follows: the participant and company contributions, other than enhanced contributions, are treated as if invested in the Vanguard Retirement Savings Trust, which had an annual rate of return of 4.28% in 2008, certain contributions made prior to 2004 are treated as if invested in company common stock, and the company enhanced contributions are treated as if invested to provide a rate of interest equal to the rate for ten-year Treasury Notes, plus a percentage to be determined annually. The rate of interest on the enhanced contributions was set in July 2000 to yield 10% each year, however monthly compounding is taken into consideration. At the time the rate of interest was set, 120% of the applicable federal long-term rate with monthly compounding was 7.44%. The difference between the actual earnings on the company enhanced contributions and 7.44% is considered preferential earnings. The portion of the 2008 aggregate earnings that are considered preferential earnings for Messrs. Kleinert and Murrish and Ms. Parmelee are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table” as follows: Mr. Kleinert — $8,813, Mr. Murrish — $11,028 and Ms. Parmelee — $8,302.

(4)	The following amounts reflected in this column for each named executive officer were included in the 2007 “Total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Kleinert — $46,381, Mr. Murrish — $58,709 and Ms. Parmelee — $51,690. The following amounts reflected in this column for each named executive officer were included in the 2006 “Total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Kleinert — $45,439, Mr. Murrish — $58,118 and Ms. Parmelee — $62,584.

Discontinued Defined Benefit Program.  The company formerly maintained a defined benefit program, consisting of a funded qualified plan and an unfunded nonqualified plan. Benefit accruals under the program ceased as of June 30, 2000. The present value of the benefit earned by each participant under the nonqualified plan was transferred as of June 30, 2000, to our unfunded nonqualified defined contribution plan. The qualified defined benefit plan, the Employee Retirement Plan, was formally terminated as of November 30, 2000. Final distribution of the qualified plan’s assets was delayed pending Internal Revenue Service (IRS) approval of the termination. An IRS letter dated April 14, 2008, approved the termination, and all plan assets were subsequently distributed in 2008 as reflected in the table below. Upon distribution, each participant was able to elect to receive his or her benefit under the plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that could be transferred into another qualified plan (such as our ECAP) or an IRA, or received in cash subject to applicable tax withholdings. Messrs. Moffett and Adkerson participate in FCX’s qualified retirement plan.

2008 Pension Benefits

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year(1)

Glenn A. Kleinert	McMoRan Exploration Co. Employee Retirement Plan	—	—	$45,730
C. Howard Murrish	McMoRan Exploration Co. Employee Retirement Plan	—	—	63,383
Nancy D. Parmelee	FM Services Company Employee Retirement Plan	—	—	516,330

(1)	Upon distribution of plan assets as described above, each of Messrs. Kleinert, Murrish and Parmlee elected to receive his or her benefit under the plan in a single lump sum that was transferred into his or her employee capital accumulation plan, which is the company’s 401(k) plan.

Supplemental Retirement Benefit — Ms Parmelee.  We have agreed to pay Ms. Parmelee upon her retirement a supplemental nonqualified benefit. This benefit will be paid out as a joint-and-50%-survivor annuity. If Ms. Parmelee had retired effective December 31, 2008, this benefit would have been $2,690 per month (which represents the 80% portion of the benefit allocated to us).

Potential Payments upon Termination or Change of Control

In addition to the retirement benefits programs discussed above, and the benefits under the company’s 401(k) and severance plans, which are available to all eligible employees, the only other post-employment benefit we provide to our executives is accelerated vesting of stock options upon certain terminations of employment and upon a change of control. This benefit is a term of the stock option grant, and applies to all stock option recipients, not just our executives.

Acceleration upon Change of Control.  No named executive officer is entitled to any payment or accelerated benefit in connection with a change of control, except for accelerated vesting of stock options issued under our stock incentive plans. Pursuant to the terms of the stock options agreements, all outstanding stock options will fully vest upon a change of control, even if the executive remains employed.

Acceleration upon Death, Disability or Retirement.  Pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination shall vest.

The following table shows the value of stock options that would have vested for our named executive officers as a result of a change of control or termination of employment as described above, assuming a December 31, 2008 termination date, and using the closing price of our common stock of $9.80 (as reported on the New York Stock Exchange as of December 31, 2008). None of the outstanding, unvested stock options held by our named executive officers were “in-the-money” as of December 31, 2008, thus there is no value reported below.

		Options-
	Options-	unvested
	unvested	and accelerated upon
	and accelerated	retirement, death or
Name	in change of control(1)	disability(1)

James R. Moffett	$0	$0
Richard C. Adkerson	0	0
Glenn A. Kleinert	0	0
C. Howard Murrish	0	0
Nancy D. Parmelee	0	0

(1)	The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2008 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options.

Equity Compensation Plan Information

The following table presents information as of December 31, 2008, regarding our incentive compensation plans under which common stock may be issued to employees and non-employees as compensation. We currently have eight equity plans with currently outstanding awards (although only five of these plans have shares remaining available for future issuance): the 1998 Stock Option Plan, the 2000 Stock Incentive Plan, the 2001 Stock Incentive Plan, the 2003 Stock Incentive Plan, the 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan, the 1998 Stock Option Plan for Non-Employee Directors, and the 2004 Director Compensation Plan.

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	9,184,416 (1)	$14.91	3,920,623 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	9,184,416 (1)	$14.91	3,920,623 (2)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon (a) the vesting of 42,666 restricted stock units and (b) the termination of deferrals with respect to 25,000 restricted stock units that were vested as of December 31, 2008. These awards are not reflected in column (b) as they do not have an exercise price.

(2)	As of December 31, 2008, there were 3,778,500 shares remaining available for future issuance under the 2008 Stock Incentive Plan, all of which could be issued under the terms of the plan upon the exercise of options and stock appreciation rights, and 1,630,000 of which could be issued under the terms of the plan in the form of restricted stock, restricted stock units or “other stock-based” awards. In addition, there were 60,000 shares remaining available for future issuance under the 2005 Stock Incentive Plan, all of which could be issued under the terms of the plan (a) upon the exercise of options and stock appreciation rights, or (b) in the form of restricted stock, restricted stock units or “other stock-based” awards. There were also 1,500 shares remaining available for future issuance under each of the 2003 Stock Incentive Plan and the

2000 Stock Incentive Plan, all of which could be issued under the respective terms of the plans (a) upon the exercise of options, stock appreciation rights and limited rights, or (b) in the form of restricted stock or “other stock-based” awards. Finally, there were also 79,123 shares remaining available for future issuance to our non-management directors and advisory directors under the 2004 Director Compensation Plan.

Audit Committee Report

The audit committee is currently comprised of four directors, all of whom are independent, as defined by SEC rules and in the New York Stock Exchange’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) the performance and qualifications of the company’s external and internal auditors and (4) the independence of the company’s external auditor.

We review the company’s financial reporting process on behalf of our board. The audit committee’s responsibility is to monitor this process, but the audit committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent auditor, respectively.

During 2008, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee reviewed and discussed with management, the internal auditor and Ernst & Young management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2008, both of which reports are included in the company’s annual report on Form 10-K for the year ended December 31, 2008.

Appointment of Independent Auditor; Financial Statement Review

In January 2008, in accordance with our charter, our audit committee appointed Ernst & Young LLP as the company’s independent auditor for 2008. We have reviewed and discussed the company’s audited financial statements for the year 2008 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls they considered necessary to support their opinion on the financial statements for the year 2008, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2008.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In January 2008, in accordance with our charter, we appointed Deloitte & Touche LLP as the company’s internal auditor for 2008. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting and other areas, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditor also met with us without management being present to discuss these matters.

Dated: April 20, 2009

Robert A. Day, Chairman	Gerald J. Ford	H. Devon Graham, Jr.	Suzanne T. Mestayer

Independent Auditor

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2008	2007

Audit Fees	$918,862	$1,110,000
Audit-Related Fees(1)	65,100	244,485
Tax Fees	—	—
All Other Fees	—	—

(1)	In 2008, relates to services rendered in connection with review of quarterly earnings press releases and management reports to the board of directors. In 2007, relates to services rendered in connection with acquisition related due diligence assistance and review of quarterly earnings press releases and management reports to the board of directors.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the external auditor.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the external auditor. In accordance with that policy, the audit committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the audit committee on the scope and anticipated cost of (a) any service pre-approved by the Chairperson since the last meeting of the committee and (b) the projected fees for each service or group of services being provided by the independent auditor. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditor has been approved in advance by the audit committee. During 2008 none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Selection and Ratification of the Independent Auditor

In January 2009, our audit committee appointed Ernst & Young LLP as our independent auditor for 2009. Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young to act as the independent auditor of our and our subsidiaries’ financial statements for the year 2009. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Certain Transactions

Our Corporate Governance Guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the United States Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the board of directors. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. All of the transactions relating to our directors described below have been reviewed and approved or ratified by our board.

We are parties to a services agreement with FM Services Company (the Services Company), a wholly owned subsidiary of FCX, under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. The Services Company also provides these services to FCX. Several of our directors and executive officers also serve as directors or executive officers of FCX. Messrs. Moffett, Adkerson, Rankin, Day, Ford and Graham, each of whom is a director of our company, also serve as directors of FCX. Messrs. Moffett and Adkerson and Kathleen L. Quirk, each of whom is an executive officer of our company, also serve as executive officers of FCX. For information regarding the compensation paid to or earned by Messrs. Moffett and Adkerson for services rendered to FCX, see the “Executive Compensation Tables” section of FCX’s proxy statement filed with the Securities and Exchange Commission. In 2008, we incurred approximately $7.5 million of costs under the services agreement, and we expect our costs under the services agreement to approximate $7.3 million in 2009.

B. M. Rankin, Jr. and the Services Company are parties to an agreement under which Mr. Rankin renders services to us and FCX relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2008, the Services Company paid Mr. Rankin $490,000 ($100,009 of which was allocated to us) pursuant to this agreement. During 2008, the cost to the Services Company (none of which was allocated to us) for Mr. Rankin’s personal use of company facilities was $11,700, medical expenses and tax gross-ups was $11,153, and reimbursement for a portion of his office rent and utilities and for the services of an executive secretary employed by the Services Company was $53,013. In addition, during 2008 the aggregate incremental cost to the Services Company (none of which was allocated to us) for Mr. Rankin’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, was $425,144. The aggregate incremental cost does not include the lost tax deduction for expenses that exceeded the amounts reported as income for Mr. Rankin, which for fiscal year 2008 was approximately $183,000. Accordingly, the total received by Mr. Rankin during 2008 pursuant to this agreement was $991,010, of which $100,009 was allocated to us.

McMoRan Exploration Co.
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders, June 11, 2009
     The undersigned hereby appoints James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk, each or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Annual Meeting of Stockholders to be held on Thursday, June 11, 2009, at 11:30 a.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.
     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲  FOLD AND DETACH HERE   ▲

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Items 1 and 2 below:
				FOR	WITHHOLD
Item 1	-	Election of seven directors. Nominees are: Richard C. Adkerson Robert A. Day Gerald J. Ford H. Devon Graham, Jr.	Suzanne T. Mestayer James R. Moffett B. M. Rankin, Jr.	☐	☐

FOR, except withhold vote

from following nominee(s):

				FOR	AGAINST	ABSTAIN
Item 2	-	Ratification of appointment of Ernst & Young LLP as independent auditor.		☐	☐	☐

Signature(s)	Dated:	, 2009
You may specify your votes by marking the appropriate box on this side. You need not mark any box, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1 and 2.

▲  FOLD AND DETACH HERE   ▲
McMoRan EXPLORATION CO. OFFERS STOCKHOLDERS OF RECORD
TWO WAYS TO VOTE YOUR PROXY

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week.

INTERNET VOTING	VOTING BY MAIL

Visit the Internet voting website at http://www.ivselection.com/explor09. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Standard Time on June 10, 2009.

Simply sign and date your proxy card and return it in the postage-paid envelope to Secretary, McMoRan Exploration Co., P.O. Box 17149, Wilmington, Delaware 19885-9809. If you are voting by Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2009.

This proxy statement and the 2008 annual report are available at http://www.proxymaterial.com/mmr.